PETROTEQ'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ACCEPTANCE OF VISTON OFFER

Sherman Oaks, California - January 4, 2022 - Petroteq Energy Inc. ("Petroteq" or the "Company") (TSXV:PQE; OTC PINK:PQEFF; FSE:PQCF), an oil company focused on the development and implementation of its proprietary oil-extraction and remediation technologies, announces that it has today issued a Supplement (the "Supplement") to the Directors' Circular dated November 6, 2021 (the "Directors' Circular") in respect of the offer (the "Viston Offer") by 2869889 Ontario Inc., an indirect, wholly-owned subsidiary of Viston United Swiss AG (together, "Viston"), to acquire all of the issued and outstanding common shares of the Company ("Common Shares"). As set out in the Supplement, the Board of Directors of Petroteq (the "Board") is recommending acceptance of the Viston Offer. The recommendation follows consultation with Haywood Securities Inc. ("Haywood"), as financial advisor to Petroteq and the Board.

As stated in the Directors' Circular, the Board concluded that it would defer making a recommendation to Petroteq's shareholders ("Shareholders") with respect to the Viston Offer until such time as it had fully considered all of the strategic alternatives available and received input on valuation from Haywood. Accordingly, the Directors' Circular provided no recommendation from the Board as to whether to accept or reject the Viston Offer.

Reasons for Making a Recommendation to Accept the Viston Offer

After thorough consideration of all aspects of the Viston Offer, the advice provided by Haywood and consulting with its other advisors, the Board has unanimously determined to recommended that Shareholders accept the Viston Offer and tender their Common Shares, for reasons that include the following:

  Results of Strategic Review: Based on the results of the strategic review presented by Haywood, the Board believes that the immediate cash value offered to Shareholders under the Viston Offer is more favourable to Shareholders than the potential value that might otherwise result from other alternatives reasonably available to Petroteq, including remaining as a stand-alone entity and pursuing Petroteq's existing strategy, in each case taking into consideration the potential rewards, risks, timelines and uncertainties associated with those other alternatives.

  Premium Over Market Price: The consideration of C$0.74 in cash per Common Share (the "Cash Consideration") under the Viston Offer represents a premium of approximately 279% over the closing price of the Common Shares on the TSX Venture Exchange (the "TSXV") on August 6, 2021, being the last trading day that the Common Shares were traded on the TSXV.

  Unlikelihood of Superior Proposal: The Board, with the assistance of Haywood, has taken active steps to assess and solicit strategic alternatives and has attempted to secure a proposal that would be superior to the Viston Offer.  However, no superior alternative to the Viston Offer has emerged and Petroteq does not expect a superior alternative to emerge in the near term.

  Common Shares Remain Relatively Iliquid: Trading in the Common Shares on the TSXV remains suspended, and there is no certainty as to when the TSXV will resume trading in the Common Shares.
  Certainty of Outcome: The Viston Offer provides 100% cash consideration for the Common Shares and offers Shareholders certainty of value and immediate liquidity.

  Possible Decline in Market Price: If the Viston Offer is not successful and another alternative offer with superior financial terms does not emerge, the market price of the Common Shares in the public markets may decline significantly.
  Reduces Inherent Business Risk: Based on the strategic review conducted with Haywood, the Viston Offer appears to provide Shareholders with the value inherent in Petroteq's portfolio of projects, assuming they are fully realized, without the long-term risks associated with the development and execution of those projects. Given the relatively early stage of Petroteq's projects, it will be several years before the projects in Petroteq's portfolio reach commercial production, if at all.
  Significant Growth Funding Required: Petroteq's projects have significant funding requirements to prove and scale its technology. Petroteq currently has limited cash to fund its necessary capital projects and near-term debt maturities, which will be a further drain on cash. Equity financing sufficient to repay debt and fund the progress of Petroteq's business plan, if available, may be significantly dilutive to Shareholders.
  Ability to Respond to Superior Proposals: Petroteq has not entered into a support or similar agreement with Viston in respect to the Viston Offer. The Board has reserved the ability to seek out or respond to proposals that may deliver greater value to Shareholders than the Viston Offer. There is nothing to prevent a third party from proposing or making a superior proposal or preclude Petroteq from changing its recommendation.

The above factors and other benefits of the Viston Offer to Shareholders are described in more detail in the Supplement. In making its recommendation that Shareholders accept the Viston Offer, the Board carefully considered a number of factors and identified the factors described above as being the principal reasons for its recommendation. It should be noted that the foregoing summary of the information and factors considered by the Board is not intended to be exhaustive of the factors considered by the Board in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Petroteq Board in reaching its conclusion and recommendation.

Shareholders should read carefully the reasons for this recommendation contained in the Supplement, together with the other information contained in the Supplement and the Director's Circular, including certain risks and uncertainties as described therein, before deciding whether or not they will deposit their Common Shares to the Viston Offer.

Dr. Gerald Bailey, Chairman and CEO, commented, "After intense due diligence, the Directors have recommended the tender action. We are particularly pleased with the recognition this shows of our technology which we have taken from inception to commercial viability as a one of its kind in oil sands eco-friendly, green extraction. We had always forecast a great future. However, we respect the value of this offer to shareholders and if it can be achieved it will reward our many dedicated supporters."

The Viston Offer will be open for acceptance until 5:00 p.m. (Toronto time) on February 7, 2022, unless the Viston Offer is extended, accelerated or withdrawn by Viston in accordance with its terms. Reference is made to Viston's take-over bid circular dated October 25, 2021 (the "Bid Circular"), which accompanies the Viston Offer, for details of additional terms and conditions of the Viston Offer. For information as to the steps necessary to accept the Viston Offer, Shareholders should refer to the Viston Offer and Bid Circular.

About Petroteq Exergy Inc.

Petroteq is a clean technology company focused on the development, implementation and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment.

Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation.

Additional Information

Petroteq has filed the Supplement with Canadian securities regulators and an amendment dated January 4, 2022 (the "Schedule 14D-9/A") to the Board's Solicitation/Recommendation Statement on Schedule 14D-9 dated November 6, 2021 (the "Schedule 14D-9") with the United States Securities and Exchange Commission (the "SEC") which includes the Supplement as an exhibit. The Supplement and Schedule 14D-9/A, and any amendment thereto filed by Petroteq that is required to be mailed to shareholders, will be mailed to shareholders of Petroteq. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH CANADIAN SECURITIES REGULATORS OR THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Supplement, the Directors' Circular, the Schedule 14D-9/A, the Schedule 14D-9, and any amendments or supplements thereto, and other documents filed by Petroteq with Canadian securities regulators and the SEC related to the Viston Offer, for no charge: on SEDAR under Petroteq's profile at www.sedar.com; on EDGAR at www.sec.gov; or www.petroteq.com. Any questions and requests for assistance may be directed to Petroteq's Information Agent, Shorecrest Group Ltd. (North American Toll Free Phone: 1-888-637-5789; e-mail: contact@shorecrestgroup.com; outside North America, banks and brokers call collect: 647-931-7454).

Reader Advisories

Certain statements contained in this press release contain forward-looking statements within the meaning of the U.S. and Canadian securities laws. Words such as "may," "would," "could," "should," "potential," "will," "seek," "intend," "plan," "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company are intended to identify forward-looking information, including the timing of take-up of shares under the Viston Offer. Readers are cautioned that there is no certainty that the Company's business will be commercially viable to produce any portion of the resources. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, based on information available to the Company, and are subject to certain risks, uncertainties and assumptions. Material factors or assumptions were applied in providing forward-looking information. While forward-looking statements are based on data, assumptions and analyses that the Company believes are reasonable under the circumstances, whether actual results, performance or developments will meet the Company's expectations and predictions depends on a number of risks and uncertainties that could cause the actual results, performance and financial condition of the Company to differ materially from its expectations. Certain of the "risk factors" that could cause actual results to differ materially from the Company's forward-looking statements in this press release include, without limitation: uncertainties regarding the Viston Offer; risks related to the sources of funds to be used by Viston in satisfying the Cash Consideration payable in respect of any Common Shares acquired under the Viston Offer; risks related to the ultimate control persons(s) of Viston; risks relating to the failure of Viston to obtain all necessary regulatory approvals in respect of the Viston Offer; the risk that the Viston Offer may be varied, accelerated or terminated in certain circumstances; risks relating to the outcome of the Viston Offer; the risk that the conditions to the Viston Offer may not be satisfied or, to the extent permitted, waived;  the risk that no compelling or superior proposals will emerge; operating results; uncertainties inherent in the estimation of resources, including whether, or the extent to which, any reserves will ever be attributed to the Company's properties; since the Company's extraction technology is proprietary, is not widely used in the industry, and has not been used in continuous commercial production, any determination or opinions by third party experts and evaluators that the Company's bitumen resources may be classified as resources potentially could be challenged by regulatory authorities; full scale commercial production may engender public opposition; the Company cannot be certain that its current bitumen resources will be economically recoverable; there is no assurance that Utah's School and Institutional Trust Land Administration will approve the recent assignment by Valkor, LLC to Petroteq's subsidiary, TMC Capital, LLC, of the Asphalt Ridge NW Leases in exchange for Petroteq's Temple Mountain Leases; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; state of capital markets and the ability of the Company to raise capital; litigation; the commercial and economic viability of the Company's oil sands hydrocarbon extraction technology, and other proprietary technologies developed or licensed by the Company or its subsidiaries, which currently are of an experimental nature and have not been used at full capacity for an extended period of time; reliance on suppliers, contractors, consultants and key personnel; the ability of the Company to maintain its mineral lease holdings; potential failure of the Company's business plans or model; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses, availability of financing and other capital; potential damage to or destruction of property, loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; uninsurable or uninsured risks; potential conflicts of interest of officers and directors; the Company's status and stage of development; sufficiency of funds; general economic, market and business conditions; volatility of commodity inputs; variations in foreign exchange rates and interest rates; hedging strategies; national or global financial crisis; the potential for management estimates and assumptions to be inaccurate;  risks associated with establishing and maintaining systems of internal controls; any requirement to incur additional indebtedness; Petroteq defaulting on its obligations under its indebtedness; the ability of Petroteq to generate cash to service its indebtedness; risks related to COVID-19, including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Company's disclosure documents, filed with United States Securities and Exchange Commission and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the Securities Exchange Act of 1934, as amended), and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com.

Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CONTACT INFORMATION

Petroteq Energy Inc.

R. G. Bailey

Interim Chief Executive Officer

Tel: (800) 979-1897